FORM 8-K


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                 CURRENT REPORT



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):    July 29, 2002



                            GREATER COMMUNITY BANCORP

             (Exact name of registrant as specified in its charter)





          NEW JERSEY                01-14294                22-2545165

        (State of other           (Commission             (IRS Employer
         jurisdiction of            File No.)              Identification No.)
         incorporation)



         55 UNION BOULEVARD, TOTOWA, NJ                    07512

(Address of principal executive offices)                 (Zip Code)




Registrant's telephone number, including area code: 973-942-1111





        (Former name or former address, if changed since last report)

Item 5.  Other Events


     On July 17, 2002, Greater Community Bancorp announced that the net income for the quarter ended June 30, 2002 of $2.0 million, an increase of 42.5% above the $1.4 million reported the prior year second quarter. Diluted earnings per share were $0.27, up 37.5% from $0.20 reported a year earlier. On January 1, 2002, the Company adopted a new accounting standard which eliminates the amortization of goodwill. Adjusting the results for the three months ended June 30, 2001 to exclude the amortization of goodwill, net income and diluted earnings per share for the current quarter rose 25.5% and 21.1%, respectively.

     For the six months year-to-date, net income was $4.1 million, up 56.0% from the $2.7 million reported in the first half of 2001. Diluted earnings per share were $0.56, up 51.3% from $0.37 reported for the 2001 period. Adjusting the results for the six months ended June 30, 2001 to exclude amortization of goodwill, net income and diluted earnings per share for the current half year increased 36.0% and 32.0%, respectively. All per share amounts have been adjusted to reflect the 5% stock dividend payable on July 31, 2002.

     For the second quarter of 2002, returns on average equity (ROE) and average assets (ROA) were 16.8% and 1.20%, respectively, compared with 15.5% and 1.03% for the prior year second quarter, adjusted to exclude the amortization of goodwill. Year-to-date, ROE and ROA were 17.4% and 1.23%, respectively, compared with 14.8% and 0.97%, for the prior year six-month period after adjusting to exclude the amortization of goodwill.

     Operating revenue, consisting of net interest income and non-interest income adjusted to exclude gains from the sale of securities, totaled $8.3 million for the second quarter of 2002, an increase of 19.1% over last year. Net interest income for the second quarter of 2002 was $6.7 million, up 22.9% from the same period in 2001, due to a combination of interest margin expansion and a 9.2% increase in average earning assets. The net interest margin improved 61 basis points to 4.24%, compared with 3.63% for the second quarter of 2001. Lower deposit costs stemming from repricings and higher levels of non-interest bearing deposits contributed significantly to the margin improvement.

     Excluding gains from the sale of investment securities, non-interest income was $1.6 million, an increase of 5.5% over the second quarter of 2001. Fee income from the Company's equipment leasing and brokerage operations accounted for most of the increase; income from the sale of leases was up 25.3%, and brokerage commissions and fees were up 34.6%. As a result of strong growth in net interest income, fees as a percent of operating revenue were 19.4% for the current quarter, compared to 22.0% for the year earlier period.

     Reflecting strong enterprise growth, non-interest expense for the second quarter of 2002 was $5.3 million, up 17.8% over the prior second quarter period, excluding the amortization of goodwill. Salaries and benefits expense represented the largest component, up 17.4%, and reflected a 14.6% increase in full-time equivalent employees, to 196. The efficiency ratio for the second quarter of 2002 improved to 62.7%, from 64.2% for the prior year second quarter.

     In a move that will reduce interest expense going forward and preserve the Company's strong capital position, Greater Community issued $23 million of trust preferred securities with an interest rate of 8.45% on June 28, 2002, refinancing a prior issue at 10%, which was redeemed on July 8, 2002. Over the life of the new issue, which is callable after the fifth year, the annual interest savings of approximately $350,000 will offset the one-time, after-tax charge of $680,000 to be made against third quarter earnings as a result of the write-off of the remaining unamortized portion of the deferred financing cost from the 1997 issue.

     The Company experienced solid balance sheet growth over the past twelve months. At June 30, 2002, total assets were $721.1 million. Excluding the $23 million proceeds from the 2002 trust preferred securities used to redeem the 1997 trust preferred securities in early July, second quarter-end assets rose $41.6 million, or 6.4%, to $698.1 million, from assets at June 30, 2001. Loans, net of unearned fees, grew 7.6% from the second quarter of 2001, reaching $422.9 million; loans secured by non-residential properties accounted for nearly all of the $30.0 million increase. Deposits rose 8.5%; non-interest bearing deposits were up 25.6%, and accounted for $29.1 million of the $41.4 million increase. The ratio of loans to deposits was 80.1% at June 30, 2002, compared to 80.8% for the year-earlier period.

     Asset quality remains excellent. Net charge-offs to average loans were virtually zero for the second 2002 quarter, compared to 0.20% for the linked quarter and 0.08% for the second quarter of 2001. Non-performing assets reduced to 0.24% of end-of-period assets, down from 0.41% a year earlier. As a result, the allowance for loan losses, which stands at 1.55% of total loans, provides
3.78 times coverage of non-performing assets and loans 90 days past due and accruing, up from 2.21 times for the prior year second quarter.

     Shareholders' equity totaled $49.4 million at June 30, 2002, up $6.7 million, largely from earnings retained over the past twelve months. The increased quarterly cash dividend of $0.10 per share payable on July 31, 2002 will represent a 34.5% payout of net income. Average fully diluted shares outstanding for the second 2002 quarter were 7.5 million, compared to 7.2 million last year.

About the Company

     Greater Community Bancorp is a financial holding company headquartered in Totowa, New Jersey. The Company operates 15 branches in the northern New Jersey counties of Bergen, Passaic and Morris. Its three state-chartered commercial bank subsidiaries- Greater Community Bank, Bergen Commercial Bank and Rock Community Bank provide traditional commercial and retail banking services. The Company also owns two non-bank subsidiaries: Greater Community Financial, L.L.C., a full service securities broker-dealer, and Highland Capital Corp, an equipment leasing and financing subsidiary.

Item 7.  Financial Statements and Exhibits.

  (c)    Exhibits.  The following exhibit is being filed with this Report and is attached hereto:

                    99.1 Press Release issued July 17, 2002 relating to the announcement of the second quarter 2002 earnings.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                   GREATER COMMUNITY BANCORP
                                  (Registrant)




Date: July 29, 2002                 /s/ Naqi A. Naqvi
      --------------                ---------------------------
                                    (Signature)

                                      Naqi A. Naqvi
                                      Vice President and Treasurer
                                      Principal Accounting Officer

                                  EXHIBIT 99.1
                            GREATER COMMUNITY BANCORP
             55 Union Boulevard, P.O. Box 269, Totowa, NJ 07511-0269
                        (973) 942-1111 Fax (973) 942-9816
                            www.greatercommunity.com


                              FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION:

AT GREATER COMMUNITY BANCORP                   FOR MEDIA:
George E. Irwin                                Linda Margolin
President & CEO                                Margolin & Associates, Inc.
973-942-1111      x 1018                       216-765-0953
geirwin@greatercommunity.com                   lmargolin@margolinassociates.com




                        GREATER COMMUNITY BANCORP REPORTS
                    SECOND QUARTER NET INCOME OF $2.0 MILLION


     TOTOWA, N.J.--July 17, 2002--Greater Community Bancorp (Nasdaq: GFLS) today announced net income for the quarter ended June 30, 2002 of $2.0 million, an increase of 42.5% above the $1.4 million reported the prior year second quarter. Diluted earnings per share were $0.27, up 37.5% from $0.20 reported a year earlier. On January 1, 2002, the Company adopted a new accounting standard which eliminates the amortization of goodwill. Adjusting the results for the three months ended June 30, 2001 to exclude the amortization of goodwill, net income and diluted earnings per share for the current quarter rose 25.5% and 21.1%, respectively.

     For the six months year-to-date, net income was $4.1 million, up 56.0% from the $2.7 million reported in the first half of 2001. Diluted earnings per share were $0.56, up 51.3% from $0.37 reported for the 2001 period. Adjusting the results for the six months ended June 30, 2001 to exclude amortization of goodwill, net income and diluted earnings per share for the current half year increased 36.0% and 32.0%, respectively. All per share amounts have been adjusted to reflect the 5% stock dividend payable on July 31, 2002.

     For the second quarter of 2002, returns on average equity (ROE) and average assets (ROA) were 16.8% and 1.20%, respectively, compared with 15.5% and 1.03% for the prior year second quarter, adjusted to exclude the amortization of goodwill. Year-to-date, ROE and ROA were 17.4% and 1.23%, respectively, compared with 14.8% and 0.97%, for the prior year six-month period after adjusting to exclude the amortization of goodwill.


     George E. Irwin, President and CEO of Greater Community Bancorp, remarked, "We are extremely pleased with this quarter's performance. Revenue growth has been exceptional, the result of strong customer acceptance, combined with a funding strategy that continues to bear fruit with each passing quarter. Credit quality remains excellent, and reflects our knowledge of the New Jersey marketplace and the inherent conservatism of our management.

     "Our recent move into affluent Morris County has been well-received, and encourages our further expansion into that county. Our funding strategy, based on the continued remixing of deposits toward lower cost core deposits, has been equally successful. The refinancing of our $23 million issue of trust preferred securities is an important step in this strategy; we are looking to save approximately $350,000 a year in interest expense from this one move alone.

     "We continue to be proactive with shareholders, as well as with our customers. We raised our quarterly dividend 17.6% this quarter, to ten cents a share, in addition to the 5% stock dividend we are paying this July. Based on our quarter-end closing stock price, this represents an outstanding yield of 7.49%. In an environment filled with uncertainties, we want Greater Community to represent an investment shareholders can understand, and can count on to perform for them."

     Operating revenue, consisting of net interest income and non-interest income adjusted to exclude gains from the sale of securities, totaled $8.3 million for the second quarter of 2002, an increase of 19.1% over last year. Net interest income for the second quarter of 2002 was $6.7 million, up 22.9% from the same period in 2001, due to a combination of interest margin expansion and a 9.2% increase in average earning assets. The net interest margin improved 61 basis points to 4.24%, compared with 3.63% for the second quarter of 2001. Lower deposit costs stemming from repricings and higher levels of non-interest bearing deposits contributed significantly to the margin improvement.

     Excluding gains from the sale of investment securities, non-interest income was $1.6 million, an increase of 5.5% over the second quarter of 2001. Fee income from the Company's equipment leasing and brokerage operations accounted for most of the increase; income from the sale of leases was up 25.3%, and brokerage commissions and fees were up 34.6%. As a result of strong growth in net interest income, fees as a percent of operating revenue were 19.4% for the current quarter, compared to 22.0% for the year earlier period.

     Reflecting strong enterprise growth, non-interest expense for the second quarter of 2002 was $5.3 million, up 17.8% over the prior second quarter period, excluding the amortization of goodwill. Salaries and benefits expense represented the largest component, up 17.4%, and reflected a 14.6% increase in full-time equivalent employees, to 196. The efficiency ratio for the second quarter of 2002 improved to 62.7%, from 64.2% for the prior year second quarter.


     In a move that will reduce interest expense going forward and preserve the Company's strong capital position, Greater Community issued $23 million of trust preferred securities with an interest rate of 8.45% on June 28, 2002, refinancing a prior issue at 10%, which was redeemed on July 8, 2002. Over the life of the new issue, which is callable after the fifth year, the annual interest savings of approximately $350,000 will offset the one-time, after-tax charge of $680,000 to be made against third quarter earnings as a result of the write-off of the remaining unamortized portion of the deferred financing cost from the 1997 issue.

     The Company experienced solid balance sheet growth over the past twelve months. At June 30, 2002, total assets were $721.1 million. Excluding the $23 million proceeds from the 2002 trust preferred securities used to redeem the 1997 trust preferred securities in early July, second quarter-end assets rose $41.6 million, or 6.4%, to $698.1 million, from assets at June 30, 2001. Loans, net of unearned fees, grew 7.6% from the second quarter of 2001, reaching $422.9 million; loans secured by non-residential properties accounted for nearly all of the $30.0 million increase. Deposits rose 8.5%; non-interest bearing deposits were up 25.6%, and accounted for $29.1 million of the $41.4 million increase. The ratio of loans to deposits was 80.1% at June 30, 2002, compared to 80.8% for the year-earlier period.

     Asset quality remains excellent. Net charge-offs to average loans were virtually zero for the second 2002 quarter, compared to 0.20% for the linked quarter and 0.08% for the second quarter of 2001. Non-performing assets reduced to 0.24% of end-of-period assets, down from 0.41% a year earlier. As a result, the allowance for loan losses, which stands at 1.55% of total loans, provides
3.78 times coverage of non-performing assets and loans 90 days past due and accruing, up from 2.21 times for the prior year second quarter.

     Shareholders' equity totaled $49.4 million at June 30, 2002, up $6.7 million, largely from earnings retained over the past twelve months. The increased quarterly cash dividend of $0.10 per share payable on July 31, 2002 will represent a 34.5% payout of net income. Average fully diluted shares outstanding for the second 2002 quarter were 7.5 million, compared to 7.2 million last year.


About the Company

     Greater Community Bancorp is a financial holding company headquartered in Totowa, New Jersey. The Company operates 15 branches in the northern New Jersey counties of Bergen, Passaic and Morris. Its three state-chartered commercial bank subsidiaries -- Greater Community Bank, Bergen Commercial Bank and Rock Community Bank -- provide traditional commercial and retail banking services. The Company also owns two non-bank subsidiaries: Greater Community Financial, L.L.C., an equipment leasing and financing subsidiary, and Highland Capital Corp, a full service securities broker-dealer.

Safe Harbor Statement

     This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, continued softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company's business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

                                             Greater Community Bancorp
                                         CONSOLIDATED FINANCIAL HIGHLIGHTS
                                                    (Unaudited)

                                                   ------------------------------------------------------------------
                                                    2nd Qtr     1st Qtr      4th Qtr     3rd Qtr    2nd Qtr   1st Qtr
(dollars in thousands except per share data)         2,002       2002         2001       2001        2001      2001
                                                   -----------------------------------------------------------------
EARNINGS
   Net interest income                                $6,714      6,262        5,932      5,588      5,461    5,461
   Provision for loan loss                             $ 217        221          249        221        211      211
   Non-interest income                                $1,746      1,964        2,099      1,444      1,589    1,589
   Non-interest expense                               $5,286      4,965        4,649      4,718      4,683    4,488
   Net income                                         $2,039      2,094        2,044      1,386      1,431    1,431
   Net income(1)                                      $2,039      2,094        2,239      1,581      1,625
PER SHARE DATA(2)
   Basic earnings per share                           $ 0.29       0.30         0.29       0.20       0.21     0.21
   Diluted earnings per share                         $ 0.27       0.28         0.28       0.19       0.20     0.20
   Diluted earnings per share(1)                      $ 0.27       0.28         0.31       0.22       0.23     0.23
   Book value per share                               $ 7.48       7.08         6.87       6.68       6.45     6.57
   Cash dividend per share                            $ 0.10       0.09         0.09       0.09       0.08
PERFORMANCE RATIOS
   Return on average assets 1,3                        1.20%      1.26%        1.36%      0.97%      1.03%    0.92%
   Return on average equity 1,3                        16.8%      17.9%        19.7%      14.6%      15.5%   14.10%
   Net interest margin(3)                              4.24%      4.18%        3.79%      3.59%      3.63%    3.80%
   Efficiency Ratio                                    63.4%      63.8%        59.4%      64.8%      64.2%      61%
MARKET DATA
   Market value per share -- Period end               $16.09     $13.70       $11.75     $10.65     $10.24
   Cash dividend yield(3)                              2.49%      2.48%        2.89%      3.19%      3.16%
   Common stock dividend payout ratio                  34.5%      30.4%        30.4%      44.7%      40.9%
   Period-end common shares outstanding (000)          6,699      6,705        6,708      6,630      6,628
   Common stock market capitalization ($Millions)      107.8       91.9         78.8       70.6       67.9
CAPITAL & LIQUIDITY
   Equity to assets                                    6.85%      7.09%        6.98%      6.76%      6.53%
   Average loans to deposits                           81.2%      83.5%        84.4%      81.9%      80.6%
ASSET QUALITY
   Net loan charge-offs to average loans(3)            0.00%      0.20%        0.14%      0.01%      0.08%
   NPAs + 90 day past due/ Total assets                0.24%      0.27%        0.32%      0.33%      0.41%
   Allowance for loan losse/ Total loans               1.55%      1.58%        1.54%      1.55%      1.52%    1.58%
   Allowance for loan losses/NPA's + 90 days past due   378%       345%         297%       283%       221%
END OF PERIOD BALANCES
   Total loans, net of unearned fees                  $422,947    402,026     410,570    399,440    393,214  376,231
   Total assets                                       $721,059    669,884     660,839    655,560    655,387  609,555
   Deposits                                           $528,097    491,082     484,623    483,177    486,686  445,637
   Shareholders' equity                               $ 49,380     47,485      46,112     44,322     42,722
   Full-time equivalent employees                          196        187         168        176        171
AVERAGE BALANCES
   Loans                                              $412,766    406,394      399,101    394,487    378,952  371,867
   Total earning assets                               $625,964    605,108      595,923    599,040    572,964  563,648
   Total assets                                       $680,920    666,009      658,109    650,741    628,338  615,326
   Deposits                                           $508,442    486,887      473,071    481,885    470,127  456,720
   Shareholders' equity                               $ 48,457     46,909       45,548     43,346     41,832   40,630

(1) Amortization of goodwill is excluded for the 20 quarters for comparative purposes 01 (2) Restated for the 5% stock dividends in July 2002 and 2001 (3) Annualized for comparative purposes

                                           GREATER COMMUNITY BANCORP
                                          CONSOLIDATED BALANCE SHEETS

                                                           JUNE 30,         DECEMBER 31,         JUNE 30,
                                                             2002               2001               2001
                                                             -----              -----              ----
                                                          (Unaudited)         (Audited)         (Unaudited)
ASSETS
   Cash and due from banks                                $ 24,590           $  23,297          $   20,407
   Federal funds sold                                       41,900              23,700              48,401
                                                          -----------        ---------          ----------
      Total cash and cash equivalents                       66,490              46,997              68,808

  Interest bearing DFB                                      13,722              13,877              14,607
  Investment securities available for sale                 173,088             150,212             138,383
  Investment securities held to maturity                     3,404               1,694               2,409
  Loans, net of unearned fees                              422,947             410,570             393,214
  Allowance for loan losses                                 (6,558)             (6,320)             (5,992)
                                                          ---------          ----------           ---------
      Total loans, net                                     416,389             404,250             387,222

   Premises and equipment, net                               7,317               6,905               6,667
   Accrued interest receivable                               3,374               3,214               3,697
   Bank-owned life insurance                                12,146              11,837              11,541
   Goodwill                                                 11,574              11,574              11,962
   Other assets                                             13,555              10,279              10,091
                                                          --------            ---------           --------
      Total assets                                        $721,059            $660,839            $655,387
                                                          --------            ---------           --------


LIABILITIES AND STOCKHOLDERS' EQUITY
   Deposits:
      Non interest bearing                                $142,846             120,838             113,736
      Interest bearing                                     385,251             363,785             372,950
                                                          --------             -------            --------
         Total deposits                                    528,097             484,623             486,686

   FHLB advances                                            70,000              70,000              70,000
   Securities sold under agreement to repurchase            14,444              22,347              18,819
   Accrued expenses and other liabilities                   13,138              14,757              14,110
   Guaranteed preferred beneficial interests in the
     Corporation's subordinated debentures                  46,000              23,000              23,000
                                                           --------           --------            --------
         Total liabilities                                 671,679             614,727             612,615

STOCKHOLDERS' EQUITY
   Common stock                                              3,517               3,354               3,314
   Additional paid-in-capital                               43,178              38,040              37,617
   Retained earnings                                          (256)              2,321                  30
   Accumulated other comprehensive income                    2,941               2,397               1,811
                                                          ---------            -------           ---------
      Total shareholders' equity                            49,380              46,112              42,772

      Total liabilities and shareholders' equity          $721,059            $660,839            $655,387
                                                          --------            ---------          ----------

                                             GREATER COMMUNITY BANCORP
                                          CONSOLIDATED STATEMENT OF INCOME

                                                                       THREE MONTHS ENDED     THREE MONTHS ENDED
                                                                           June 30, 2002          June 30, 2001
                                                                           -------------          -------------
                                                                            (Unaudited)            (Unaudited)
INTEREST INCOME
   Loans, including fees                                                    $   8,002              $    8,026
   Investment securities                                                        2,123                   2,091
   Federal funds sold and deposits with other banks                               257                     708
   Short term investments                                                           -                       -
                                                                            ----------             -----------
      Total interest income                                                    10,382                  10,825
INTEREST EXPENSE
   Deposits                                                                     2,028                   3,646
   Short term borrowings                                                        1,065                   1,143
   Long term borrowings                                                           575                     575
                                                                            ---------                ----------
      Total interest expense                                                    3,668                   5,364
                                                                            ---------                ----------
      Net interest income                                                       6,714                   5,461
   Provision for loan losses                                                      217                     211
                                                                            ----------               ----------
      Net interest income after provision for loan losses                       6,497                   5,250

NON INTEREST INCOME
  Service charges on accounts                                                     577                     618
  Other commissions and fees                                                      253                     188
  Net gain on sales of securities                                                 126                      53
  Leasing income                                                                  421                     336
  Bank owned life insurance                                                       152                     148
  Other income                                                                    217                     246
                                                                             ---------                --------
      Total non interest income                                                 1,746                   1,589

NON INTEREST EXPENSE
  Salaries and benefits                                                         2,784                   2,371
  Occupancy & equipment                                                           797                     757
  Regulatory and professional Fees                                                507                     402
  Computer services                                                               105                     116
  Amortization of intangible assets                                                 -                     195
  Office expenses                                                                 315                     257
  Other expense                                                                   778                     585
                                                                             ---------                 -------
      Total non interest expense                                                5,286                   4,683
                                                                             ---------                 -------
      Income before federal income tax                                          2,957                   2,156
   Provision for income tax                                                       918                     725
                                                                             ---------                 -------
      Net income                                                              $ 2,039                  $1,431
                                                                             ----------                -------

   Basic income per share                                                      $0.29                    $0.21
   Diluted income per share                                                    $0.27                    $0.20
   Average shares outstanding *                                                7,039                    6,962
   Average diluted shares outstanding *                                        7,477                    7,215
* - Adjusted for 5% stock dividend paid on July 31, 2001 & 2002

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